Contact: Allan Corn
         Chief Financial Officer
         (914) 699-0000 Ext. 464

         FOR IMMEDIATE RELEASE:


                  MICHAEL ANTHONY JEWELERS, INC. REPORTS LOWER
                       SECOND QUARTER, SIX MONTHS RESULTS

     Mt. Vernon, NY - September 12, 2003. Michael Anthony Jewelers, Inc., a leading marketer and manufacturer of gold jewelry, today reported results for the second quarter and six months ended August 2, 2003.

     Sales for the second quarter were $20,437,000, an increase of $141,000 from sales of $20,296,000 in the prior year's comparable period. The net loss for the quarter was $396,000 or $.06 per share on 6,251,000 weighted average shares outstanding, compared to a net loss of $1,754,000, or $.28 per share on 6,242,000 weighted average shares outstanding in last year's comparable period.

     Sales for the six month period were $41,056,000, a decrease of $9,374,000 from sales of $50,430,000 in the prior year's comparable period. The net loss for the six month period was $1,401,000 or $.22 per share on 6,248,000 weighted average shares outstanding, compared to a net loss of $2,042,000 or $.33 per share on 6,239,000 weighted average shares outstanding in last year's comparable period.

     Commenting on the Company's performance for the quarter, Michael Paolercio, Chief Executive Officer stated, "Although our sales for the quarter were basically equal to last year, our gross margin improved to 20%, even after the effect of higher gold prices. The improved margin is primarily due to the increased utilization of our offshore manufacturing facility and the reduced manufacturing costs in New York. Our selling, general and administrative expenses were also down sharply, decreasing more than $1.1 million, or 21%, from the prior year's comparable period. For the six-month period," Mr. Paolercio continued, "despite the sales decrease, gross margin was up and operating expenses were down, resulting in a lower reported loss for the period when compared to last year".

     In conclusion, Mr. Paolercio stated, "For the balance of the year, we expect to continue to struggle as our industry is coping with reduced consumer confidence, higher fuel prices, and peacetime uncertainties. We expect that the all-important holiday season retail sales will be at best flat to last year and with the higher gold prices this will present an even bigger challenge. However, Michael Anthony has withstood economic storms in the past and we will weather this one as well. While we have made many changes, the most affected are our people and we appreciate their sacrifices. What we have not changed is the integrity of our customer service and all that is important to our customers."

                                     -more-


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



     Michael Anthony Jewelers is a leading designer, marketer and manufacturer of branded affordable fine jewelry and watches, whose customers include jewelry chain stores, discount stores, department stores, television shopping networks and wholesalers.



MICHAEL ANTHONY JEWELERS, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)




                                         For the Three Months Ended                             For the Six Months Ended
                                ------------------------------------------              ----------------------------------------
                                  August 2, 2003            August 3, 2002               August 2, 2003           August 3, 2002
                                ----------------           ---------------              ---------------          ---------------

Net sales                 $20,437,000    100.0%       $20,296,000     100.0%      $41,056,000     100.0%     $50,430,000     100.0%

Gross profit on sales       4,095,000     20.0          3,161,000      15.6         7,704,000      18.8        9,025,000      17.9

Selling, general
   and administrative
   expenses                 4,337,000     21.2          5,467,000      26.9         9,104,000      22.2       11,302,000      22.4

Other expense                (396,000)    (1.9)          (523,000)     (2.6)         (859,000)     (2.1)      (1,017,000)     (2.0)

Loss before  taxes           (638,000)    (3.1)        (2,829,000)    (14.0)       (2,259,000)     (5.5)      (3.294,000)     (6.5)

Net loss                     (396,000)    (1.9)        (1,754,000)     (8.6)        (1,401,000)    (3.4)      (2,042,000)     (4.0)

Loss per share                  ($.06)                      ($.28)                      ($.22)                     ($.33)

Weighted average
  number of shares
  outstanding               6,251,000                   6,242,000                   6,248,000                  6,239,000


                                     #####

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These uncertainties include general economic conditions, jewelry industry conditions, the effects of competition and the success of new products and programs.


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